Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) and related Prospectus of Uranium Energy Corp. for the registration of up to 2,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated October 12, 2010, with respect to the consolidated financial statements of Uranium Energy Corp. and the effectiveness of internal control over financial reporting of Uranium Energy Corp., included in its Annual Report (Form 10-K) for the year ended July 31, 2010, filed with the Securities and Exchange Commission.

Vancouver, Canada February 4, 2011	"Ernst & Young LLP" Chartered Accountants

A member firm of Ernst & Young Global Limited